FOR IMMEDIATE RELEASE                       FOR FURTHER INFORMATION CONTACT:
---------------------                       -------------------------------
August 5, 2003                              Gary N. Pelehaty, President and CEO
                                            (609) 298-0723



              FARNSWORTH BANCORP, INC. ANNOUNCES 20% STOCK DIVIDEND

         Bordentown, New Jersey -- August 5, 2003 -- Farnsworth Bancorp, Inc. (OTC Bulletin Board FNSW), parent holding company of Peoples Savings Bank, Bordentown, New Jersey, today announced that the Company's Board of Directors had declared a 20% a stock dividend. The stock dividend is payable on August 28, 2003, to stockholders of record as of August 18, 2003.

         Gary N. Pelehaty, President of the Company, stated that the Board of Directors "was very pleased to declare this dividend as another method to increase shareholder value in the Company and also increase the liquidity of the stock. As a result of the Board's action today, the outstanding shares of the Company's common stock will increase by approximately 72,000 shares, from 360,866 shares outstanding to 433,039 shares outstanding."

         Peoples Savings Bank is a federally chartered stock savings bank which conducts its business from its main office in Bordentown, New Jersey and three branch offices located in Florence, Mt. Laurel and Marlton, New Jersey. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded on the OTC Bulletin Board under the symbol "FNSW".

         This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Farnsworth Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.